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                                                                  Exhibit 23(j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-86067 of Century Capital Management Trust on Form N-1A of our report dated December 16, 2003, appearing in the Annual Report to shareholders of Century Shares Trust and Century Small Cap Select Fund for the year ended October 31, 2003 (each a series of Century Capital Management Trust) and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services -Independent Accountants" in the Statement of Additional Information, all of which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2004